Exhibit 10.4
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 31st day of March 2006, by and between Advanced Tel, Inc., a California corporation (the “Company”), and David Singer, an individual (“Employee”), and is made with respect to the following facts:
R E C I T A L S
A. The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service.
B. In order to help ensure that the Company receives the benefit of Employee’s loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.
C. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:
1. Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee will initially serve as the President of Advanced Tel, Inc., a wholly owned subsidiary of InterMetro Communications, Inc., a California corporation (“InterMetro”), with all of the duties, privileges and authorities usually attendant upon such office, including but not limited to responsibility for the day-to-day supervision and management of the operation of the Company. Subject only to Employee’s right to perform his duties for Company from Orange County, the Chief Executive Officer may, at his/her sole discretion, modify Employee’s title, duties, privileges and authorities at any time after execution of this Agreement. Subject to (a) the general supervision of the Board of Directors and the Chief Executive Officer of the Company, and (b) the Employee’s duty to report to the Board of Directors and the Chief Executive Officer periodically, as specified by the Chief Executive Officer from time-to-time, Employee will have all of the authority to perform his employment duties for the Company. A change in Employee’s title with the Company or to his duties, privileges, or authorities shall not be a breach of any provision of this Agreement.
2. Time and Effort. Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Chief Executive Officer, and the fulfillment of his duties and responsibilities as the President of Advanced Tel, Inc. Expenditure of a reasonable amount of time for personal matters and charitable activities will not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3. The Company’s Authority. Employee agrees to comply with the Company’s rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Employee must promptly notify the Company’s Chief Executive Officer of any objection he has to the Board’s directives and the reasons for such objection.
4. Noncompetition by Employee. In addition to any other noncompetition covenants of Employee to the Company pursuant to that certain Stock Purchase Agreement, dated March 30, 2006, by and between the Company, Employee, and InterMetro (the “Stock Purchase Agreement”), Employee agrees that during the term of this Agreement and during any period that Employee is receiving any payments or benefits from the Company, Employee will not directly or indirectly, whether (a) as employee, agent, consultant, employer, principal, partner, officer or director; (b) holder of five percent or more of any class of equity securities or five percent or more of the aggregate principal amount of any class of debt, notes or bonds of a company with publicly traded equity securities; or (c) in any other individual or representative capacity whatsoever, in each case for his own account or the account of any other person or entity, engage in any business or trade competing with any of the businesses or trades of the Company, its parent, subsidiaries, or affiliates, which they conduct as of the closing date of the Stock Purchase Agreement, during the term of this Employment Agreement, or as of the termination of this Employment Agreement, anywhere in the world in which the Company, its parent, subsidiaries, or affiliates are carrying on such trade or business.
5. Nondisclosure Covenant and Proprietary Information, Confidentiality, Loyalty, and Nonsolicitation.
5.1 Proprietary Information, Confidentiality, Loyalty, and Nonsolicitation. Employee agrees to execute the Employee Proprietary Information, Confidentiality, Loyalty, and Nonsolicitation Agreement (the “PCLN Agreement”) attached to this Agreement as Exhibit A. This Agreement and the PCLN Agreement shall be interpreted in tandem to confer upon the Company the maximum protection.
5.2 Nondisclosure Covenant. Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information, as that term is defined in Exhibit A to this Agreement, in trust for the Company, its successors and assigns. During the period of Employee’s employment with the Company and at any and all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee agrees not to misappropriate, or disclose or make available to anyone outside Company’s organization, any Confidential Information, as that term is defined in Exhibit A to this Agreement, or anything relating thereto without the prior written consent of the Company, which consent may be withheld by the Company for any reason or no reason at all.
6. Noninterference and Nonsolicitation Covenants. In further reflection of the Company’s important interests in its proprietary information on trade and customer and employee relationships, Employee agrees that, (a) during the thirty (30) month period following the termination of Employee’s employment with the Company “for cause” or as a result of his voluntary resignation before the end of the term of this Agreement under circumstances where the Company is not in breach of this Agreement, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, interfere with any contractual or other business relationships that the Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, and (b) during the thirty (30) month period following the termination of Employee’s employment with the Company “for cause” or as a result of his voluntary resignation before the end of the term of this Agreement under circumstances where the Company is not in breach of this Agreement, Employee will not directly or indirectly solicit or induce any employee or consultant of the Company to terminate his/her employment or consulting relationship with Company.

7. Term of Agreement. This Agreement will commence to be effective on the date first above written (the “Commencement Date”), and will continue until a date three years from the Commencement Date, unless terminated sooner as provided in Section 13 hereof.
8. Compensation. During the term of this Agreement, the Company will pay the following compensation to Employee:
8.1 Annual Salary. Employee will be paid a fixed salary of $185,000 per year, payable in two installments per month on or about the 5th and the 20th day of each month, commencing on April 20, 2006 for the first period after the Commencement Date of this Agreement.
8.2 Annual Job Performance Bonus. Employee’s job performance will be reviewed by the Board of Directors of the Company on an annual basis and if recommended by the Compensation Committee of the Company’s Board of Directors and if approved by the Company’s full Board of Directors, Employee may receive an annual bonus of up to 50% of Employee’s salary paid in the form of cash, stock, stock options or any combination thereof, based on the Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions. Employee’s job performance review shall be made without consideration for any other compensation Employee is receiving pursuant to the Stock Purchase Agreement between Employee and InterMetro.
9. Reimbursement of Expenses. The Company will reimburse Employee for all reasonable verifiable business expenses incurred at the direction of the Company in connection with the performance of Employee’s duties hereunder, including expense reimbursement for the monthly service fees and all toll charges incurred on behalf of the Company for one cellular telephone. All requests for expense reimbursement must be submitted, with appropriate receipts, to the Company no later than thirty (30) days after the expense has been incurred. All compensation provided in Section 8 and 9 of this Agreement will be subject to customary withholding tax and other employment taxes, to the extent required by law.
10. Vacation. Employee will be entitled to three weeks of paid vacation during the first year of this Agreement and four weeks of paid vacation during each of the second and third years of this Agreement. The Employee will be entitled to the holidays provided in the Company’s established corporate policy for employees with comparable duties and responsibilities.

11. Automobile. Only if this Agreement is entered into by March 31, 2006, notwithstanding anything else herein to the contrary, the Company will pay to the Employee a fixed amount equal to (a) $500 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee on a nonaccountable basis of all expenses incurred by the Employee for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs and insurance. Employee will not be entitled to any other reimbursement for the use of his automobile for business purposes.
12. Definition of “Cause”. For the purposes of this Agreement, “termination for cause” means termination of Employee’s employment by Employer due to (a) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendre by Employee to, a felony or crime involving moral turpitude, or (b) Employee’s breach of this Agreement or failure to comply with any provision of this Agreement, or (c) an act of fraud committed by Employee against the Company, or (d) a willful act by Employee as a result of which he receives a material improper personal benefit at the expense of the Company, or (e) Employee’s demonstration of negligence or willful misconduct in the execution of his assigned duties, or (f) a breach of Employee’s fiduciary duty to the Company, to the Board of Directors, or to the Company’s shareholders, or (g) Employee’s imparting Confidential Information relating to the Company to a third party, other than in the course of carrying out the Employee’s duties, which has resulted in material damage to the Company, provided, that the circumstances described in subparagraphs (b) and (e) above are not as a result of Employee’s death, disability or retirement; and provided further, that the Employee has been given the written notice specified in this Section and has failed to cure any defect in performance as specified in such notice within the time period specified in the next sentence. The Company will give Employee written notice specifying the conduct alleged to have constituted such cause and provide Employee the opportunity to cure such conduct, if curable, within ten (10) days following receipt of such notice.
13. Termination. This Agreement may be terminated in the following manner and not otherwise:
13.1 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate.
13.2 Termination by Employee for Breach. Employee may at his option and in his sole discretion terminate this Agreement for the material breach by the Company of this Agreement (other than where Employee has first materially breached this Agreement causing material damage to the Company), and failure by the Company to cure such breach within ten (10) days of receipt of written notice by the Company’s Board of Directors from Employee of the alleged material breach of this Agreement by the Company. In the event of such termination, Employee must give the Company thirty (30) day’s prior written notice.
13.3 Termination by the Company for Cause. The Company may at its option terminate this Agreement for cause as defined in and only in accordance with Section 12 of this Agreement. In the event of termination by the Company for cause as defined in Section 12, the Company will pay the Employee any remaining base salary, at the rate then in effect under Section 8.1, through the effective date of such termination, plus any benefits under other plans or programs in which the Employee is vested at the time of his termination.

13.4 Termination Upon Death. This Agreement will terminate upon the death of the Employee.
13.5 Termination Upon the Disability of the Employee. This Agreement will terminate upon the disability of the Employee. As used in the previous sentence, the term “disability” means the complete physical and/or mental disability to discharge Employee’s duties and responsibilities for a continuous period of not less than six months during any consecutive twelve (12) month period. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion will not constitute a disability under this Agreement.
13.6 Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, the covenants of Employee contained in Section 4, Section 5 and Section 6 of this Agreement will survive the term of this Agreement (as specified in Section 7 hereof) or Employee’s termination of his employment relationship with the Company, in each case as specified further in such covenants.
14. Arbitration. Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California. In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding. The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Los Angeles or any other court having jurisdiction. Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05. Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.
15. Assignability of Benefits. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement will be valid or recognized by the Company. Payment provided for by this Agreement will not be subject to seizure for payment of any debts or judgments against the Employee, nor will the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement will not be subject to Section 15 of this Agreement.

16. Notice. Except as otherwise specifically provided, any notices to be given hereunder will be deemed given upon personal delivery, air courier or mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses as will be specified in any notice given):
In case of the Company:
Advanced Tel, Inc.
2685 Park Center Drive
Building A
Simi Valley, California 93065
Attention: Charles Rice, Chief Executive Officer
Telephone: (805) 433-8000
Facsimile: (805) 582-1006
In case of the Employee:
David Singer
The address listed below Mr. Singer’s
signature to this Agreement.
17. Recourse. Employee’s recourse for any liability, claims, damages, losses, expenses, judgments or settlements will be limited to the assets of the Company. Employee will have no recourse against any individual officer, director, or employee of the Company, its parent or subsidiaries.
18. Entire Agreement. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party will be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.
19. No Oral Change; Amendment. This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.
20. Severability. In the event that any provision of this Agreement will be void or unenforceable for any reason whatsoever, then such provision will be stricken and of no force and effect. The remaining provisions of this Agreement will, however, continue in full force and effect, and to the extent required, will be modified to preserve their validity.
21. Applicable Law and Venue. This Agreement will be construed as a whole and in accordance with its fair meaning. This Agreement will be interpreted in accordance with the laws of the State of California, and venue for any action or proceedings brought with respect to this Agreement will be in the County of Los Angeles in the State of California.
22. Successors and Assigns. Each covenant and condition of this Agreement will inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement will be binding upon any successor to the Company whether by merger, reorganization or otherwise.

23. Injunctive Remedy. In the case of any breach or threatened breach by Employee of any of his covenants or obligations under this Agreement, the parties hereto agree that damages may not be an adequate remedy for the Company and that, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from committing or continuing to commit such breach or threatened breach.
24. Counterparts. This Agreement may be executed in two counterparts, each of which may be deemed an original, but both of which together will constitute one and the same agreement.
25. Tax Advice. Employee hereby represents and warrants that he has sought his own independent tax advice regarding the matters set forth in this Agreement and Employee has not relied on any representation or statement made by the Company or its representatives regarding the tax implications of such matters.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	ADVANCED TEL, INC. a California corporation

	By:	/s/ Charles Rice
Charles Rice, Chief Executive Officer

Attest:

/s/ Vince Arena
____________________________, Director

EMPLOYEE:	/s/ David Singer
David Singer

Street Address

City, State and Zip Code

Telephone Number

Facsimile Number

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION,
CONFIDENTIALITY, LOYALTY, AND NONSOLICITATION
AGREEMENT